Exhibit 5.1

King & Spalding LLP 1185 Avenue of the Americas, 34th Floor New York, NY 10036-2601 Tel: +1 212 556 2100 Fax: +1 212 556 2222 www.kslaw.com

November 6, 2025

HCM IV Acquisition Corp

100 First Stamford Place, Suite 330

Stamford, CT 06902

Ladies and Gentlemen:

We have acted as counsel to HCM IV Acquisition Corp, a Cayman Islands exempted company (the “Company”), in connection with the preparation of the Registration Statement on Form S-1 (the “Registration Statement”) filed with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the offer and sale by the Company of up to 28,750,000 units of the Company (the “Units”) (including up to 3,750,000 Units subject to the Underwriter’s (defined below) over-allotment option), with each Unit consisting of (i) one Class A Ordinary Share of the Company, par value $0.0001 per share (the “Class A Ordinary Shares”), for an aggregate of up to 28,750,000 Class Ordinary Shares (including up to 3,750,000 Class A Ordinary Shares subject to the Underwriter’s over-allotment option), and (ii) one-quarter of one redeemable warrant (a “Warrant”) of the Company, with each whole Warrant entitling the holder thereof to purchase one Class A Ordinary Share, for an aggregate of up to 7,187,500 Warrants (including up to 937,500 Warrants included in the Units subject to the Underwriter’s over-allotment option) to be issued under a warrant agreement (the “Warrant Agreement”) to be entered into by the Company and Continental Stock Transfer & Trust Company, as Warrant Agent, pursuant to the terms of an underwriting agreement (the “Underwriting Agreement”) to be executed by the Company and Cantor Fitzgerald & Co. (the “Underwriter”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act.

In rendering the opinions set forth below, we examined and relied upon such certificates, corporate records, agreements, instruments and other documents, and examined such matters of law, that we considered necessary or appropriate as a basis for the opinions. In rendering the opinions set forth below, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, (ii) the Underwriting Agreement, and (iii) such other documents as we have deemed necessary or appropriate as a basis for the opinions set forth below. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, the authenticity of the originals of such latter documents, that all parties to such documents had the power, corporate or other, to enter into and perform all obligations thereunder and all such documents have been duly authorized by all requisite action, corporate or other, and duly executed and delivered by all parties thereto. As to any facts material to the opinions expressed herein that we did not indaependently establish or verify, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others. In rendering the opinions set forth below, we have further assumed that, before the issuance of the Units, the Shares and the Warrants, (i) the Registration Statement will have become effective under the Securities Act and (ii) the conditions to consummating the transactions contemplated by the Underwriting Agreement will have been satisfied or duly waived and such transactions are consummated.

HCM IV Acquisition Corp
November 6, 2025

Based on the foregoing, and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that:

1.	When the Units are delivered in accordance with the Underwriting Agreement upon payment of the agreed upon consideration therefor, the Units will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms under the laws of the State of New York.

2.	When the Units are delivered in accordance with the Underwriting Agreement upon payment of the agreed upon consideration therefor, the Warrants included in the Units will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms under the laws of the State of New York.

This opinion is limited in all respects to the federal laws of the United States of America and the laws of the State of New York, and no opinion is expressed with respect to the laws of any other jurisdiction or any effect that such laws may have on the opinions expressed herein. This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.

This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in law that occur, which could affect the opinions contained herein. This opinion is being rendered for the benefit of the Company in connection with the matters addressed herein.

We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus that forms a part thereof. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ King & Spalding LLP